EXHIBIT 21.1

                     SUBSIDIARIES OF J NET ENTERPRISES, INC.


                                                        STATE OF
COMPANY                                % OWNED        INCORPORATION
_______                                _______        _____________

1.  J Net Ventures I, LLC                 100%           Delaware

2.  J Net Holdings, LLC                   100%           Nevada

3.  J Net GP, LLC                         100%           Nevada

4.  InterWorld Corporation               95.3%           Delaware

5.  IW Holdings, Inc.                     100%           Delaware

6.  Epoch Investment Partners, Inc.       100%           Delaware